Exhibit 99.2

February 22, 2022
NOTICE OF “REDEMPTION FAIR MARKET VALUE”
TO THE HOLDERS OF
NAVITAS SEMICONDUCTOR CORPORATION
PUBLIC WARRANTS (CUSIP No. 63942X114*)
AND
PRIVATE PLACEMENT WARRANTS
Reference is made to that certain Notice of Redemption (as defined below) under which Navitas Semiconductor Corporation (the “Company”) committed to inform registered holders of the Company’s Warrants (as defined below) of the following information on this date.
Background
On February 4, 2022, the Company issued a notice of redemption (the “Notice of Redemption”) that it will redeem, at 5:00 p.m. New York City time on March 7, 2022 (the “Redemption Date”), all of the Company’s outstanding warrants (the “Public Warrants”) to purchase shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Common Stock”), that are governed by the Warrant Agreement, dated as of December 2, 2020 (the “Warrant Agreement”), by and between the Company (f/k/a Live Oak Acquisition Corp. II) and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”), at a redemption price of $0.10 per Public Warrant (the “Redemption Price”). In addition, pursuant to the Warrant Agreement, the Company will redeem all of its outstanding warrants to purchase shares of Common Stock that were previously issued pursuant to the Private Placement Warrants Purchase Agreement, dated as of December 2, 2020 (the “Private Warrants” and, together with the Public Warrants, the “Warrants”), which are also governed by the Warrant Agreement, at the Redemption Price and otherwise on the same terms as the redemption of the outstanding Public Warrants.
Redemption Fair Market Value
The “Redemption Fair Market Value” is determined in accordance with Section 6.2 of the Warrant Agreement based on the volume weighted average price of the Common Stock for the 10 trading days immediately following the date on which notice of redemption is sent to registered holders of the Warrants.
Based on the date of the Notice of Redemption, the Redemption Fair Market Value is $10.33.
Cash and Cashless Exercise of Warrants
The Warrants may be exercised by their holders, until immediately before 5:00 p.m. New York City time on the Redemption Date, to purchase fully paid and non-assessable shares of Common Stock underlying such Warrants. Payment upon exercise of the Warrants may be made either (i) in cash, at an exercise price of $11.50 per share of Common Stock, or (ii) on a “cashless” basis in which the exercising holder will receive a number of shares of Common Stock determined in accordance with the terms of the Warrant Agreement and based on the Redemption Date and the Redemption Fair Market Value.
In particular, should a holder elect to exercise Warrants on a “cashless” basis, such holder would receive a number of shares of Common Stock determined by reference to the table set forth in Section 6.2 of the Warrant Agreement.
Based on the Redemption Fair Market Value and the number of months from the Redemption Date to the expiration of the Warrants, the number of shares of Common Stock to be issued for each Warrant that is exercised on a “cashless” basis is 0.261 shares. If a holder of warrants would be entitled to receive a fractional share of stock as a result of warrants exercised at one time, the number of shares of common stock the holder will be entitled to receive will be rounded down to the nearest whole number of shares.
Expiration of Warrant Exercise Rights; Redemption of Warrants
Any outstanding Warrants that remain unexercised at 5:00 p.m. New York City time on the Redemption Date will be void and no longer exercisable, and the holders of those Warrants will be entitled to receive only the Redemption Price of $0.10 per Warrant.
Additional Information
For additional information, including on how holders may exercise their Warrants and copies of the Notice of Redemption (including Election to Exercise form), please visit the Company’s investor relations website at https://ir.navitassemi.com.
Questions concerning redemption or exercise of the warrants may be directed to the Warrant Agent, Continental Stock Transfer & Trust Company, at 1 State Street, 30th Floor, New York, New York 10004, Attention: Compliance Department, or by calling (212) 509-4000.

* The CUSIP number appearing herein has been included solely for the convenience of the holders of the Public Warrants. Neither the Company nor the Warrant Agent shall be responsible for the selection or use of any such CUSIP number, nor is any representation made as to its correctness on the Public Warrants or as indicated herein.